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Box 8003
Menasha, WI 54952-8003
920-751-7777 www.banta.com

News Release

December 22, 2004
Contact: Mark Fleming, investor and corporate communications director

BANTA ELECTS NEW DIRECTOR

MENASHA, WI … Banta Corporation (NYSE: BN) today announced that David T. Gibbons, Chairman, President and Chief Executive Officer of Perrigo Company (Nasdaq: PRGO), has been appointed to the Banta Corporation Board of Directors.

Mr. Gibbons’ election brings to eight the number of directors serving on Banta’s board.

        Banta Chairman, President and Chief Executive Officer Stephanie A. Streeter said Mr. Gibbons, 61, is a valuable addition to the corporation’s Board of Directors. “This is an exciting time in Banta’s history and I am very pleased that Dave has agreed to join our board,” said Streeter. “He brings to the board an exceptionally strong and diversified business background that will be extremely helpful as we work to execute our strategic growth plans. His broad knowledge of sales and marketing, global business development and strategic planning provide a perfect complement to our board’s existing strengths.”

        Gibbons joined Perrigo, the world’s largest manufacturer of store-brand over-the-counter pharmaceutical and nutritional products, as President and Chief Executive Officer in 2000. He was elected Chairman in 2003. Prior to joining Perrigo, he was with Rubbermaid Inc., serving as President of Rubbermaid Europe from 1997 to 1999 and President of Rubbermaid Home Products from 1995 to 1997. Before that Gibbons served in a variety of general management, sales and marketing positions during a 27-year career with 3M Company.

        Banta Corporation (http://www.banta.com) is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to the world’s largest technology companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

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